Exhibit 99.1

Walgreens Boots Alliance Announces CFO Transition

James Kehoe to depart as Global CFO; Manmohan Mahajan appointed Interim Global CFO

DEERFIELD, Ill. – July 27, 2023 – Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced the departure of James Kehoe, Executive Vice President and Global Chief Financial Officer. Mr. Kehoe will leave WBA in mid-August to pursue an opportunity in the technology sector. Manmohan Mahajan, Senior Vice President, Global Controller, has been named Interim Global Chief Financial Officer while the company conducts a search to fill the role with a leader who not only brings deep financial acumen to WBA, but also healthcare experience.

Chief Executive Officer, Rosalind Brewer, acknowledged Kehoe’s impact on the company saying, “James has been a valuable member of my executive leadership team and has made significant contributions over his five years with the company. As we articulated the future vision of Walgreens Boots Alliance to become a leading healthcare company, James helped build a strong Finance organization. We wish him well in his next role.”

Continued Brewer, “I am confident in Manmohan as he steps into the interim role while we launch a search for a new Global Chief Financial Officer. We will continue to deliver sustainable value to our customers, communities, partners, and shareholders as Manmohan is a well-known and well-respected senior leader both with our Board and throughout our company.”

“It has been a privilege working with the Board, CEO Roz Brewer, and the leadership team of WBA. I am proud of the work we’ve done together. WBA is positioned well for continued success. Manmohan is a talented leader who will do a remarkable job leading the financial functions in the interim,” said James Kehoe.

Mr. Mahajan joined Walgreens Boots Alliance in 2016 where he has held several global senior roles in finance, including Vice President, Assistant Global Controller. Prior to WBA, Mr. Mahajan was with GE Capital, where he served in positions of increasing responsibility over 13 years, most recently serving as Controller at GE Capital Americas. With the appointment of Mr. Mahajan as Interim Global Chief Financial Officer, Todd Heckman has been named Interim Global Controller. Mr. Heckman currently serves as Vice President, Assistant Controller, and has been with WBA for seven years. Prior to WBA, he held several roles with Exelon Corporation, Ernst & Young, and Grant Thornton.

In this next evolution of the WBA executive team, Brewer concluded, “I am proud of the agility and resilience of our team and their ability to stay focused on serving our customers and delivering results. I have every confidence in our ability to continue executing our healthcare transformation and growth strategy.”

# # #

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is an integrated healthcare, pharmacy and retail leader serving millions of customers and patients every day, with a 170-year heritage of caring for communities.

A trusted, global innovator in retail pharmacy with approximately 13,000 locations across the U.S., Europe and Latin America, WBA plays a critical role in the healthcare ecosystem. The Company is reimagining local healthcare and well-being for all as part of its purpose – to create more joyful lives through better health. Through dispensing medicines, improving access to a wide range of health services, providing high quality health and beauty products and offering anytime, anywhere convenience across its digital platforms, WBA is shaping the future of healthcare.

WBA employs more than 325,000 people and has a presence in nine countries through its portfolio of consumer brands: Walgreens, Boots, Duane Reade, the No7 Beauty Company, Benavides in Mexico and Ahumada in Chile. Additionally, WBA has a portfolio of healthcare-focused investments located in several countries, including China and the U.S.

The Company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA has been recognized for its commitment to operating sustainably: the Company is an index component of the Dow Jones Sustainability Indices (DJSI) and was named to the 100 Best Corporate Citizens 2022.

More Company information is available at www.walgreensbootsalliance.com.

(WBA-GEN)

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, those regarding future leadership and achievement of and execution on our business and financial goals and strategy, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including those described in Item 1A (Risk Factors) of our Form 10-K for the fiscal year ended August 31, 2022 and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. These forward-looking statements speak only as of the date they are made. We do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

WBA Media Relations	Contact
USA / Jim Cohn International	+1 224 813 9057 +44 (0)20 7980 8585

WBA Investor Relations	Contact
Tiffany Kanaga	+1 847 315 2922